EXHIBIT 1

Insider transaction detail — View details for insider	2006-09-25 15:37 ET

Transactions sorted by            : Insider
Insider family name            : De Witt ( Exact match )
Given name            : Patrick ( Exact match )
Transaction date range            :August 1, 2006 — September 24, 2006
Debt securities            : Bonds, Commercial Paper, Convertible Debentures, Convertible Notes, Debentures, Medium Term notes, Notes, Promissory Notes, Other
Equity securities            :American Depository Receipts, Common Shares, Convertible Preferred Shares, Exchangeable Shares, General Partnership Units, Installment Receipts, Limited Partnership Units, Multiple Voting Shares, Non-Voting Shares, Participation Units, Preferred Shares, Special Shares, Subordinate Voting Shares, Trust Units, Units, Other
Third party derivatives            : Equity Swap — Long Position, Equity Swap — Short Position, Exchange Traded Call Options, Exchange Traded Put Options, Forward Purchase, Forward Sale, Futures Contract — Long Position, Futures Contract — Short Position, OTC Calls (including Private Options to Purchase), OTC Puts (including Private Options to Sell), Other
Issuer derivatives            :Options, Rights, Special Warrants, Subscription Rights, Warrants, Other

Insider name:	De Witt, Patrick

Legend:	O — Original transaction, A — First amendment to transaction, A’ — Second amendment to transaction, AP — Amendment to paper filing, etc.

Insider’s Relationship to Issuer: 1 — Issuer, 2 — Subsidiary of Issuer, 3 — 10% Security Holder of Issuer, 4 — Director of Issuer, 5 — Senior Officer of Issuer, 6 — Director or Senior Officer of 10% Security Holder, 7 — Director or Senior Officer of Insider or Subsidiary of Issuer (other than in 4,5,6), 8 — Deemed Insider — 6 Months before becoming insider.

Warning:	The closing balance of the “equivalent number or value of underlying securities” reflects the “ total number or value of underlying securities” to which the derivative contracts held by the insider relate. This disclosure does not mean and should not be taken to indicate that the underlying securities have, in fact, been acquired or disposed of by the insider.

Transaction ID	Date of	Date of filing	Ownership type	Nature of	Number or	Unit price or	Closing	Insider’s	Conversion	Date of	Underlying	Equivalent	Closing
	transaction	YYYY-MM-DD	(and registered	transaction	value acquired	exercise	balance	calculated	or exercise	expiry or	security	number or	balance of
	YYYY-MM-DD		holder, if		or disposed of	price		balance	price	maturity	designation	value of	equivalent
			applicable)							YYYY-MM-DD		underlying	number or
												securities	value of
												acquired or	underlying
												disposed of	securities

Issuer name: Peru Copper Inc.

Insider’s Relationship to Issuer: 5 - Senior Officer of Issuer

Security designation: Common Shares

798654	2006-09-18	2006-09-22	Direct Ownership:	40 — Short sale	-5,000	4.3300 USD	-5,000

798655	2006-09-18	2006-09-22	Direct Ownership:	40 — Short sale	-5.000	4.4100 USD	-10,000

798657	2006-09-18	2006-09-22	Direct Ownership:	40 — Short sale	-10,000	4.3500 USD	-20,000

798659	2006-09-18	2006-09-22	Direct Ownership:	40 — Short sale	-6,700	4.3400 USD	-26,700

798661	2006-09-18	2006-09-22	Direct Ownership:	40 — Short sale	-13,300	4.3000 USD	-40,000

798667	2006-09-19	2006-09-22	Direct Ownership:	51 — Exercise of options	+40,000	1.4000 USD	0

Security designation: Options (Common Shares)

798665	2006-09-19	2006-09-22	Direct Ownership:	51 — Exercise of options	-40,000	1.4000 USD	42,500				Common Shares	-40,000	42,500